Exhibit 99.1

More information:
Torrey Martin
SVP, Communications and Corporate Development
203.956.8746
tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2015

ACHIEVES FULL YEAR ADJUSTED EBITDA OF $268.5 MILLION

STAMFORD, Conn., March 3, 2016 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three- and twelve-month periods ended December 31, 2015 (the “fourth quarter” or “quarter” and “full year,” respectively) for itself and selected financial information for its wholly-owned subsidiary, Affinion Group, Inc. (“Affinion”).

“We are pleased with our financial performance in the fourth quarter and the full year, particularly given the continuing impact of certain legacy regulatory matters and foreign exchange headwinds,” said Todd Siegel, the Company’s Chief Executive Officer. “Over the past year, we have accomplished a great deal as we meaningfully strengthened our balance sheet, resolved legacy regulatory issues, renewed key loyalty and international clients and continued to position the business for long-term growth.”

“As we move into our new global organizational structure and refocus certain lines of business, we believe 2016 will be a transitional year for the Company,” continued Siegel. “With respect to 2016 performance, we expect meaningful growth in our three core businesses of Global Loyalty, Global Customer Engagement and Insurance. However, this growth will be more than offset by the anticipated significant declines in Legacy Membership and Package and as a result, we expect 2016 adjusted EBITDA to be in a range of $230 million to $245 million assuming 2015 year-end foreign exchange rates. As anticipated, our 2016 results will be lower than our 2015 performance, however, we expect 2016 to be the trough for the Company’s financial performance and believe the business will return to growth in 2017 led by strong performance in our highly valued segments of Global Loyalty and Global Customer Engagement.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Tables 6 and 7 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Fourth Quarter Net Revenues

☐	Net revenues for the fourth quarter of 2015 decreased 10.6%, from $314.6 million in the fourth quarter of 2014 to $281.2 million.

☐	The decrease in overall net revenues was primarily due to expected revenue declines in Membership, as well as declines in Insurance and Package and Global Loyalty. Slightly lower International revenue was due to an unfavorable foreign exchange impact of $9.5 million. On a currency consistent basis, International net revenues increased 6.1% compared to the fourth quarter of 2014.

Fourth Quarter Operating Results

☐	Adjusted EBITDA (as defined in Note (e) of Table 6) was $72.5 million as compared to $82.0 million for the fourth quarter of 2014, a decrease of 11.6%.

☐	Segment EBITDA increased $192.8 million as the impact of lower net revenues was more than offset by a reduced impact of impairment charges for the Membership business in 2015 as compared to 2014, lower marketing and commissions, lower operating costs, and lower general and administrative expense.

☐	As compared to Segment EBITDA, fourth quarter Adjusted EBITDA reflects the exclusion of, among other items, $93.2 million related to non-cash goodwill and other certain intangible asset impairment charges, as well as $18.2 million in costs related primarily to restructuring of certain operations including related severance costs.

Full Year Net Revenues

☐	Net revenues for 2015 decreased 5.9%, from $1,242.8 million in 2014 to $1,169.8 million in 2015, primarily as a result of the declines in both Membership and International revenue. On a currency consistent basis, International revenue grew 7.9% in 2015 as compared to 2014.

☐	Revenue generated from Global Loyalty decreased 4.0% for 2015 as increased revenues from new and existing clients were more than offset by lower revenues due to the loss of a key client.

☐	Revenue generated from International decreased 6.4% in 2015 principally from an unfavorable foreign exchange impact. On a currency consistent basis, International revenue increased 7.9% in 2015, primarily from higher retail membership revenue in our online acquisition channel associated with increased members and higher price points.

☐	Insurance and Package revenue declined 0.4% in 2015, as a decline in Package revenue primarily due to the impact of lower average Package members and lower supplemental insureds more than offset higher Insurance revenue from a lower cost of insurance principally from an acceleration of claims in 2014 as a result of the conversion to a new primary insurance carrier.

☐	Membership revenue declined 9.5% in 2015, primarily due to the continued attrition of legacy members, including those from our large financial institution partners, partially offset by increased revenues from new joins acquired through partners with whom we are actively marketing.

Full Year Operating Results

☐	Adjusted EBITDA was $268.5 million in 2015 as compared to $281.7 million for 2014, a decrease of $13.2 million, or 4.7%.

☐	Segment EBITDA increased $244.3 million as the impact of lower net revenues was more than offset by a reduced impact of impairment charges for the Membership business in 2015 as compared to 2014, lower marketing and commissions, lower operating costs, and lower general and administrative expense.

☐	As compared to Segment EBITDA, full year Adjusted EBITDA reflects the exclusion of, among other items, $93.2 million related to non-cash goodwill and other certain intangible asset impairment charges, as well as $32.4 million in costs related primarily to the restructuring of certain operations including related severance costs, $7.1 million in costs relating to the ongoing resolution of previously disclosed litigation matters, $5.8 million of debt financing costs and $2.9 million of stock compensation expense.

☐	Operating cash flow for 2015 was $10.4 million, compared to $37.0 million in 2014. The decrease was due primarily to less cash generated from accounts payable and accrued expenses primarily due to payments of legal settlements.

Segment Commentary

Global Loyalty products net revenues decreased by $8.4 million, or 18.1%, for the three months ended December 31, 2015 to $38.0 million as compared to $46.4 million for the three months ended December 31,

2014, and decreased $6.8 million, or 4.0%, from $170.9 million to $164.1 million for the full year. Global Loyalty net revenue for the quarter and for the full year decreased as increased revenues from growth with new and existing clients were more than offset by lower revenue from the loss of a key client.

Global Loyalty Segment EBITDA decreased by $1.3 million, or 7.6%, for the three months ended December 31, 2015 to $15.9 million as compared to $17.2 million for the three months ended December 31, 2014 and decreased $8.0 million, or 11.7%, for the year ended December 31, 2015, as compared to the year ended December 31, 2014. Segment EBITDA for the quarter decreased as the increased contribution associated with new and existing clients was more than offset by the loss of a key client. Segment EBITDA for the year decreased as the increased contribution associated with existing clients was more than offset by the loss of a key client and additional costs from one-time integration expenses incurred in the first quarter of 2015.

International products net revenues decreased by $4.2 million, or 4.8%, to $83.4 million for the three months ended December 31, 2015 as compared to $87.6 million for the three months ended December 31, 2014, and revenues decreased by $23.4 million, or 6.4%, to $339.5 million for the full year as compared to $362.9 million for the full year ended December 31, 2014. On a currency consistent basis, International net revenue increased $5.3 million and $28.6 million for the three months ended December 31, 2015 and the full year, respectively, primarily from higher membership revenue in our online acquisition channel associated with increased members and higher price points. These increases were more than offset by the unfavorable impact from foreign exchange of $9.5 million for the three months ended December 31, 2015 and $52.0 million for the full year.

International Segment EBITDA increased by $4.8 million to $9.9 million for the three months ended December 31, 2015 as compared to $5.1 million for the three months ended December 31, 2014, and Segment EBITDA for the full year increased by $35.6 million to $38.2 million for the full year ended December 31, 2015 as compared to $2.6 million for the full year ended December 31, 2014. Segment EBITDA increased for the quarter and for the full year as lower net revenue was more than offset by lower marketing and commissions, lower operating costs and lower general and administrative expenses. Lower marketing and commissions and lower operating costs for the quarter and for the full year were primarily due to the favorable impact of foreign exchange. General and administrative expenses decreased for the quarter and the full year primarily due to a decrease in charges and fees related to legal reserves.

Membership products net revenues decreased by $7.4 million, or 7.1%, to $97.0 million for the three months ended December 31, 2015 as compared to $104.4 million for the three months ended December 31, 2014, and decreased by $42.4 million, or 9.5%, to $404.5 million for the year ended December 31, 2015 as compared to $446.9 million for the year ended December 31, 2014. Membership net revenue decreased for the quarter and for the full year primarily due to the continued attrition of legacy members, including those from our large financial institution partners. These decreases were partially offset by increased revenues from new joins acquired through partners with whom we are actively marketing.

Membership Segment EBITDA decreased by $7.8 million to $8.0 million for the three months ended December 31, 2015 as compared to $15.8 million for the three months ended December 31, 2014, and decreased by $13.6 million, or 21.9%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Segment EBITDA decreased in the quarter primarily due to lower net revenues resulting from continued attrition of legacy members. Segment EBITDA for the full year decreased as the impact of lower net revenues was partially offset by lower general and administrative expenses, lower operating costs, and lower marketing and commissions.

Insurance and Package products net revenues decreased by $13.7 million, or 17.9%, to $63.0 million for the three months ended December 31, 2015 as compared to $76.7 million for the three months ended December 31, 2014, and decreased by $1.1 million, or 0.4%, to $262.9 million for the full year as compared to $264.0 million for the full year 2014. Insurance net revenue decreased for the quarter primarily due to a higher cost of insurance from higher claims experience while Package net revenue decreased due to the impact of lower average Package members. Insurance net revenue for the full year increased principally due to a lower cost of insurance primarily from an acceleration of claims in 2014 as a result of the conversion to a new primary insurance carrier partially offset by the impact of lower average supplemental insureds, while Package net revenues decreased primarily due to lower average Package members.

Insurance and Package Segment EBITDA decreased by $9.2 million for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014, and increased by $14.5 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Segment EBITDA in the quarter decreased primarily due to lower net revenues slightly offset by lower marketing, commission and general and administrative expenses. Segment EBITDA for the year increased primarily due to lower operating expenses principally the result of lower employee related costs and lower marketing and commissions.

Selected Liquidity Data

Affinion Group, Inc.

At December 31, 2015, Affinion had several debt instruments outstanding, including senior notes, senior subordinated notes, and senior secured credit facilities, which consist of first lien and second lien term loan facilities and a revolving credit facility.

At December 31, 2015, Affinion had $761.4 million of first lien term loans outstanding, $425.0 million of second lien term loans outstanding, $474.4 million (net of discounts) outstanding under its senior notes due in 2018, $110.0 million outstanding under the Affinion International Holdings Limited cash/PIK senior notes due in 2018 and $22.6 million (net of discounts) outstanding under the Affinion Investments, LLC senior subordinated notes due in 2018.

At December 31, 2015, there were no borrowings against Affinion’s revolving credit facility and $67.0 million of the credit facility was available for borrowing, after giving effect to the issuance of $13.0 million in letters of credit.

As of December 31, 2015, Affinion’s senior secured leverage ratio was 2.62 to 1.0. The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined) and must be equal to or less than 4.25 to 1.0 at December 31, 2015.

As of December 31, 2015, Affinion’s fixed charge coverage ratio was 1.61 to 1.0. The fixed charge coverage ratio is defined in the indenture governing Affinion’s 2010 senior notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.

For the year ended December 31, 2015, Affinion’s net cash provided by operating activities was $14.1 million and the net loss attributable to Affinion was $30.0 million. Pro forma Adjusted EBITDA (as defined in Note (c) of Table 7) for both ratio calculations above was $272.9 million for the year ended December 31, 2015.

At December 31, 2015, Affinion had $51.2 million of unrestricted cash on hand.

Affinion Group Holdings, Inc.

At December 31, 2015, Affinion Holdings had $13.1 million (net of discounts) outstanding under its senior secured PIK/toggle notes due in 2018, in addition to Affinion’s debt instruments.

At December 31, 2015, Affinion Holdings had $55.4 million of unrestricted cash on hand, of which $4.2 million resides at Affinion Holdings.

Call-In Information

Affinion Group Holdings, Inc. will hold an informational call to discuss the results for the quarter ended December 31, 2015 at 10:00 a.m. (ET) on Thursday, March 3, 2016. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 56242279. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight March 7, 2016 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 56242279.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended December 31, 2015 and the consolidated results of operations for the twelve month period ended December 31, 2015 to the unaudited consolidated results of operations for the three month period ended December 31, 2014 and the audited consolidated results of operations for the twelve month period ended December 31, 2014.

About Affinion Holdings

As a global leader with over 40 years of experience, Affinion Holdings enhances the value of its partners’ customer relationships by developing and marketing loyalty solutions. Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion Holdings provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,600 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Stamford, CT, the Company has approximately 3,150 employees and has marketing capabilities in 19 countries globally. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2016 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings and Affinion with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K as well as Affinion’s most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Subscriber and insured amounts in thousands, except dollars and percentages.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Global Average Subscribers, excluding Basic Insureds	35,447	38,666	37,181	39,334
Annualized Net Revenue Per Global Average Subscriber, excluding Basic Insureds (1)	$26.68	$27.61	$26.72	$27.00

Global Membership Subscribers
Average Global Retail Subscribers (2)	5,966	7,429	6,829	7,606
Annualized Net Revenue Per Global Average Subscriber (1)	$94.81	$83.42	$87.90	$86.20
Global Package Subscribers and Wholesale
Average Global Package Subscribers and Wholesale (2)	26,030	27,539	26,814	27,972
Annualized Net Revenue Per Global Average Package and Wholesale Subscriber (1)	$6.13	$6.59	$6.20	$6.61
Global Insureds
Average Supplemental Insureds (2)	3,451	3,698	3,538	3,756
Annualized Net Revenue Per Supplemental Insured (1)	$63.91	$72.02	$64.17	$59.00
Global Average Subscribers, including Basic Insureds	54,048	58,543	56,211	59,461

(1)	Annualized Net Revenue Per Global Average Subscriber and Supplemental Insured are all calculated by taking the revenues as reported for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.
(2)	Average Global Subscribers and Average Supplemental Insureds for the period are all calculated by determining the average subscribers or insureds, as applicable, for each month in the period (adding the number of subscribers or insureds, as applicable, at the beginning of the month with the number of subscribers or insureds, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s or insured’s, as applicable, account is added or removed in the period in which the subscriber or insured, as applicable, has joined or cancelled.

TABLE 2

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2015 AND 2014

(In millions, except share amounts)

	December 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$55.4	$32.3
Restricted cash	29.2	35.8
Receivables (net of allowances for doubtful accounts of $3.1 and $8.5, respectively)	114.0	119.3
Profit-sharing receivables from insurance carriers	19.9	28.7
Prepaid commissions	38.4	48.0
Income taxes receivable	0.5	1.3
Other current assets	85.1	104.6

Total current assets	342.5	370.0
Property and equipment, net	119.5	139.0
Contract rights and list fees, net	16.6	16.7
Goodwill	225.8	322.2
Other intangibles, net	55.0	103.3
Other non-current assets	60.0	68.4

Total assets	$819.4	$1,019.6

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$7.8	$43.1
Accounts payable and accrued expenses	350.3	426.0
Deferred revenue	69.3	89.9
Income taxes payable	2.4	3.2

Total current liabilities	429.8	562.2
Long-term debt	1,901.9	2,229.6
Deferred income taxes	35.9	33.0
Deferred revenue	7.7	10.0
Other long-term liabilities	27.1	31.3

Total liabilities	2,402.4	2,866.1

Commitments and contingencies
Deficit:
Common stock, $0.01 par value, 540,000,000 shares, 9,555,596 issued and outstanding	0.1	—
Class C common stock, $0.01 par value, 491,167 issued and 490,083 outstanding	—	—
Class D common stock, $0.01 par value, 517,018 issued and 515,877 outstanding	—	—
Common stock, $0.01 par value, 540,000,000 shares authorized, 85,129,859 issued and 84,842,535 shares outstanding	—	0.9
Additional paid in capital	405.7	144.1
Warrants	—	124.8
Accumulated deficit	(1,982.2)	(2,117.5)
Accumulated other comprehensive income	(6.2)	1.2
Treasury stock, at cost, 1,084 Class C and 1,141 Class D (2015) and 287,324 (2014) shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,583.7)	(1,847.6)
Non-controlling interest in subsidiary	0.7	1.1

Total deficit	(1,583.0)	(1,846.5)

Total liabilities and deficit	$819.4	$1,019.6

TABLE 3

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2015 AND 2014

(In millions)

	For the Three Months Ended		For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014

Net revenues	$281.2	$314.6	$1,169.8	$1,242.8

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	117.3	121.6	448.7	481.9
Operating costs	87.1	101.2	385.2	411.9
General and administrative	22.4	30.6	115.6	172.9
Impairment of goodwill and other long-lived assets	93.2	292.4	93.2	292.4
Facility exit costs	0.6	1.0	1.8	2.7
Depreciation and amortization	18.1	28.4	89.8	109.7

Total expenses	338.7	575.2	1,134.3	1,471.5

Income (loss) from operations	(57.5)	(260.6)	35.5	(228.7)
Interest income	—	0.1	1.8	0.3
Interest expense	(41.7)	(57.6)	(215.6)	(223.7)
Gain (loss) on extinguishment of debt	318.9	—	318.9	(14.6)
Other income, net	—	—	1.2	—

Income (loss) before income taxes and non-controlling interest	219.7	(318.1)	141.8	(466.7)
Income tax benefit (expense)	(1.7)	49.4	(5.9)	38.5

Net income (loss)	218.0	(268.7)	135.9	(428.2)
Less: net income attributable to non-controlling interest	(0.1)	(0.1)	(0.6)	(0.5)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$217.9	$(268.8)	$135.3	$(428.7)

Net income (loss)	$218.0	$(268.7)	$135.9	$(428.2)
Currency translation adjustment, net of tax	(2.1)	(2.4)	(7.8)	(4.5)

Comprehensive income (loss)	215.9	(271.1)	128.1	(432.7)
Less: comprehensive income attributable to non-controlling interest	—	(0.1)	(0.2)	(0.5)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$215.9	$(271.2)	$127.9	$(433.2)

TABLE 4

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(In millions)

	For the Year Ended
	December 31, 2015	December 31, 2014

Operating Activities
Net income (loss)	$135.9	$(428.2)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	89.8	109.7
Amortization of debt discount, financing costs and carrying value adjustment	6.8	13.8
Impairment of goodwill and other long-lived assets	93.2	292.4
(Recovery of) provision for loss on accounts receivable	(4.3)	0.3
Financing costs	—	6.8
(Gain) loss on extinguishment of debt	(318.9)	14.6
Facility exit costs	1.8	2.7
Share-based compensation	3.0	8.6
Deferred income taxes	1.2	(43.4)
Net change in assets and liabilities:
Restricted cash	6.0	(2.8)
Receivables	4.8	10.1
Receivables from related parties	6.1	(3.7)
Profit-sharing receivables from insurance carriers	8.9	36.0
Prepaid commissions	9.3	(11.0)
Other current assets	10.3	22.7
Contract rights and list fees	(0.2)	2.1
Other non-current assets	(6.4)	(3.6)
Accounts payable and accrued expenses	(15.2)	24.0
Payables to related parties	(0.2)	0.1
Deferred revenue	(19.8)	(13.0)
Income taxes receivable and payable	0.2	0.3
Other long-term liabilities	(5.0)	(9.2)
Other, net	3.1	7.7

Net cash provided by operating activities	10.4	37.0

Investing Activities
Capital expenditures	(31.4)	(51.0)
Restricted cash	(0.6)	2.1
Acquisition-related payments, net of cash acquired	(1.7)	(22.0)
Proceeds from sale of investment	1.5	—

Net cash used in investing activities	(32.2)	(70.9)

Financing Activities
Repayments under revolving credit facility, net	(5.0)	(41.0)
Proceeds from issuance of debt	110.0	425.0
Financing costs	(14.7)	(23.0)
Principal payments on borrowings	(42.9)	(316.1)
Proceeds from issuance of warrants	—	3.8
Distribution to non-controlling interest of a subsidiary	(0.6)	(0.6)

Net cash provided by financing activities	46.8	48.1

Effect of changes in exchange rates on cash and cash equivalents	(1.9)	(2.0)

Net increase in cash and cash equivalents	23.1	12.2
Cash and cash equivalents, beginning of year	32.3	20.1

Cash and cash equivalents, end of year	$55.4	$32.3

Supplemental Disclosure of Cash Flow Information:
Interest payments	$184.2	$171.6

Income tax payments, net of refunds	$3.4	$2.5

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues and Segment EBITDA by operating segment are as follows:

Net Revenues

	For the Three Months Ended			For the Year Ended
	December 31, 2015	December 31, 2014	Increase (Decrease)	December 31, 2015	December 31, 2014	Increase (Decrease)

Membership Products	$97.0	$104.4	$(7.4)	$404.5	$446.9	$(42.4)
Insurance and Package Products	63.0	76.7	(13.7)	262.9	264.0	(1.1)
Global Loyalty Products	38.0	46.4	(8.4)	164.1	170.9	(6.8)
International Products	83.4	87.6	(4.2)	339.5	362.9	(23.4)
Eliminations	(0.2)	(0.5)	0.3	(1.2)	(1.9)	0.7

Total	$281.2	$314.6	$(33.4)	$1,169.8	$1,242.8	$(73.0)

Segment EBITDA (1)

	For the Three Months Ended			For the Year Ended
	December 31, 2015	December 31, 2014	Increase (Decrease)	December 31, 2015	December 31, 2014	Increase (Decrease)

Membership Products	$8.0	$15.8	$(7.8)	$48.6	$62.2	$(13.6)
Insurance and Package Products	16.3	25.5	(9.2)	77.6	63.1	14.5
Global Loyalty Products	15.9	17.2	(1.3)	60.1	68.1	(8.0)
International Products	9.9	5.1	4.8	38.2	2.6	35.6

Total products	50.1	63.6	(13.5)	224.5	196.0	28.5
Corporate	3.7	(3.4)	7.1	(6.0)	(22.6)	16.6
Impairment of goodwill and other long-lived assets	(93.2)	(292.4)	199.2	(93.2)	(292.4)	199.2

	(39.4)	(232.2)	192.8	125.3	(119.0)	244.3
Depreciation and amortization	(18.1)	(28.4)	10.3	(89.8)	(109.7)	19.9

Income (loss) from operations	$(57.5)	$(260.6)	$203.1	$35.5	$(228.7)	$264.2

(1)	See reconciliation of Non-GAAP Financial Measures on Table 6 for a discussion of Segment EBITDA.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2015 and 2014 to Affinion Holdings’ Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$135.3	$(428.7)	$217.9	$(268.8)
Interest expense, net	213.8	223.4	41.7	57.5
Income tax expense (benefit)	5.9	(38.5)	1.7	(49.4)
Non-controlling interest	0.6	0.5	0.1	0.1
Other income, net	(1.2)	—	—	—
(Gain) loss on extinguishment of debt	(318.9)	14.6	(318.9)	—
Depreciation and amortization	89.8	109.7	18.1	28.4
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (a)	0.1	0.1	—	0.1
Certain legal costs (b)	7.1	40.1	2.4	2.8
Net cost savings (c)	14.9	25.9	3.0	10.4
Other, net (d)	121.1	334.6	106.5	300.9

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	268.5	$281.7	$72.5	$82.0

Effect of the pro forma adjustments (g)	4.3

Adjusted EBITDA, including pro forma adjustments (h)	$272.8

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(b)	Represents the elimination of legal costs for certain legal matters.
(c)	Represents the elimination of costs associated with severance incurred.
(d)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) consulting fees payable to Apollo, (vi) facility exit costs, (vii) the impairment charges related to the goodwill and intangible assets of Membership Products, (viii) the impact of an adjustment related to the recognition of International Products retail revenue, and (ix) debt refinancing expenses.
(e)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2015 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion 2010 senior notes, the Affinion 2013 senior subordinated notes and the PIK Toggle senior notes.
(g)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2015.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2015 and 2014 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization.

	For the Year Ended		For the Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss) attributable to Affinion Group Holdings, Inc.	$135.3	$(428.7)	$217.9	$(268.8)
Interest expense, net	213.8	223.4	41.7	57.5
Income tax expense (benefit)	5.9	(38.5)	1.7	(49.4)
Non-controlling interest	0.6	0.5	0.1	0.1
Other income, net	(1.2)	—	—	—
(Gain) loss on extinguishment of debt	(318.9)	14.6	(318.9)	—
Depreciation and amortization	89.8	109.7	18.1	28.4

Segment EBITDA	$125.3	$(119.0)	$(39.4)	$(232.2)

TABLE 7

AFFINION GROUP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions, except ratios)

Set forth below is a reconciliation of Affinion’s consolidated net cash provided by operating activities for the years and three months ended December 31, 2015 and 2014 to Affinion’s Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Net cash provided by operating activities	$14.1	$40.8	$14.8	$32.0
Interest expense, net	176.1	179.1	36.1	47.3
Income tax expense (benefit)	5.9	(38.5)	1.7	(49.4)
Amortization of debt discount, financing costs and carrying value adjustment	(3.4)	(10.1)	3.6	(2.3)
Recovery of (provision for) loss on accounts receivable	4.3	(0.3)	(1.2)	(0.3)
Deferred income taxes	(1.2)	43.4	0.3	50.8
Changes in assets and liabilities	28.8	(22.7)	0.7	(14.9)
Effect of purchase accounting, reorganizations, certain legal costs and net cost savings (a)	22.1	66.1	5.4	13.3
Other, net (b)	21.9	24.0	11.1	5.6

Adjusted EBITDA, excluding pro forma adjustments (c) (d)	268.6	$281.8	$72.5	$82.1

Effect of the pro forma adjustments (e)	4.3

Adjusted EBITDA, including pro forma adjustments (f)	$272.9

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions, legal costs for certain legal matters and costs associated with severance incurred.
(b)	Eliminates (i) net changes in certain reserves, (ii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iii) costs associated with certain strategic and corporate development activities, including business optimization, (iv) consulting fees payable to Apollo, and (v) the impact of an adjustment related to the recognition of International Products retail revenue.
(c)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(d)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2015 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes.
(e)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2015.
(f)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (e) above.

TABLE 7 –cont’d

Set forth below is a reconciliation of Affinion’s consolidated net income (loss) attributable to Affinion Group, Inc. for the years and three months ended December 31, 2015 and 2014 to Affinion’s Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
	(in millions)
Net income (loss) attributable to Affinion Group, Inc.	$(30.0)	$(374.4)	$20.4	$(258.5)
Interest expense, net	176.1	179.1	36.1	47.3
Income tax expense (benefit)	5.9	(38.5)	1.7	(49.4)
Non-controlling interest	0.6	0.5	0.1	0.1
Other income, net	(1.2)	—	—	—
(Gain) loss on extinguishment of debt	(115.8)	6.0	(115.8)	—
Depreciation and amortization	89.8	109.7	18.1	28.4
Effect of purchase accounting, reorganizations and non-recurring revenues and gains (a)	0.1	0.1	—	0.1
Certain legal costs (b)	7.1	40.1	2.4	2.8
Net cost savings (c)	14.9	25.9	3.0	10.4
Other, net (d)	121.1	333.3	106.5	300.9

Adjusted EBITDA, excluding pro forma adjustments (e) (f)	268.6	$281.8	$72.5	$82.1

Effect of the pro forma adjustments (g)	4.3

Adjusted EBITDA, including pro forma adjustments (h)	$272.9

Senior secured leverage ratio (i)	2.62
Fixed charge coverage ratio (j)	1.61

(a)	Eliminates the effect of purchase accounting related to the Apollo transactions.
(b)	Represents the elimination of legal costs for certain legal matters.
(c)	Represents the elimination of costs associated with severance incurred.
(d)	Eliminates (i) net changes in certain reserves, (ii) share-based compensation expense, (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions, (iv) costs associated with certain strategic and corporate development activities, including business optimization, (v) consulting fees payable to Apollo, (vi) facility exit costs, (vii) the impairment charges related to the goodwill and intangible assets of Membership Products, (viii) the impact of an adjustment related to the recognition of International Products retail revenue, and (ix) debt refinancing expenses.
(e)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.
(f)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2015 in calculating the Adjusted EBITDA under Affinion’s amended and restated senior secured credit facility and the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes.
(g)	Gives effect to the projected annualized benefits of the restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2015.
(h)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (g) above.
(i)	The senior secured leverage ratio is defined in Affinion’s amended and restated senior secured credit facility, as amended on May 20, 2014 (senior secured debt, as defined, to Adjusted EBITDA, as defined). The senior secured leverage ratio must be equal to or less than 4.25 to 1.0 at December 31, 2015.
(j)	The fixed charge coverage ratio is defined in the indentures governing the Affinion 2010 senior notes and the Affinion 2013 senior subordinated notes (consolidated cash flows, as defined, which is computed with the same addbacks as in Adjusted EBITDA (as defined in Affinion’s amended and restated senior secured credit facility) to fixed charges, as defined). The calculation of fixed charges excludes the amortization of deferred financing costs associated with the amendment and restatement of Affinion’s credit facility on April 9, 2010.